Exhibit 99.1

ProKidney Announces Closing of Purchase of Manufacturing Facility in Greensboro, NC

WINSTON-SALEM, N.C., July 18, 2023 — ProKidney Corp. (Nasdaq: PROK) (“ProKidney” or the “Company”), a leading late clinical-stage cellular therapeutics company focused on preserving kidney function in patients suffering from chronic kidney disease (CKD), today announced it has closed on its purchase of a 210,000 square foot facility and approximately 22 acres of land in Greensboro, N.C. ProKidney paid approximately $25.5 million in cash for the facility and property. The Company plans to make investments in the facility through 2028 to prepare for potential commercial-scale manufacturing of REACT®, its proprietary REnal Autologous Cell Therapy, currently in Phase 3 development for the treatment of diabetic CKD.

In connection with the purchase, the city of Greensboro, N.C., Guilford County, N.C. and the North Carolina State Economic Investment Committee have approved incentive packages under which ProKidney is eligible to receive, in aggregate, up to approximately $33.7 million in tax credits, as well as up to $1.9 million in energy credits from Duke Energy. Receipt of these incentives is based upon the achievement of certain milestones, including the creation of at least 330 new jobs on or before December 31, 2028, and project investment of approximately $458 million made, or caused to be made, by the company in real and personal property by December 31, 2027.

About ProKidney

ProKidney, a pioneer in the treatment of CKD through innovations in cellular therapy, was founded in 2018 after a decade of research. ProKidney’s lead product candidate, REACT® (Renal Autologous Cell Therapy), is a first-of-its-kind, patented, proprietary autologous cellular therapy with the potential to preserve kidney function in patients at high risk of kidney failure. Late-stage CKD patients, Stage 3b - 4, are a key target population for REACT therapy. REACT has received Regenerative Medicine Advanced Therapy (RMAT) designation, as well as FDA and EMA guidance, supporting its ongoing Phase 3 clinical program that launched in January 2022. For more information, visit www.prokidney.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. ProKidney’s actual results may differ from its expectations, estimates and projections, and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements.

These forward-looking statements include, without limitation, the Company’s expectations with respect to financial results and expected cash runway, future performance, development and commercialization of products, if approved, the potential benefits and impact of the Company’s products, if approved, potential regulatory approvals, the size and potential growth of current or future markets for the Company’s products, if approved, the advancement of the Company’s development programs into and through the clinic and the expected timing for reporting data, the making of regulatory filings or achieving other milestones related to the Company’s product candidates, the advancement and funding of the Company’s developmental programs generally, the realization of incentives under the purchase agreement, and expectations with respect to the Company’s future manufacturing capabilities. Most of these factors are outside of the Company’s control and are difficult to predict. Factors that may cause actual results to differ from the Company’s expectations include, but are not limited to: market conditions; the inability to maintain the listing of the Company’s Class A ordinary shares on the Nasdaq; the inability to implement business plans, forecasts, and other expectations or identify and realize additional opportunities, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably and retain its key employees; the risk of downturns and a changing regulatory landscape in the highly competitive biotechnology industry; the inability of the Company to raise financing in the future; the inability of the Company to obtain and maintain regulatory clearances or approvals for its products, and any related restrictions and limitations of any cleared or approved products; the inability of the Company to identify, in-license or acquire additional technology; the inability of Company to compete with other companies currently marketing or engaged in the biologics market and in the area of treatment of kidney diseases; the size and growth potential of the markets for the Company’s products, if approved, and its ability to serve those markets, either alone or in partnership with others; the Company’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing; the Company’s financial performance; the Company’s intellectual property rights; uncertainties inherent in cell therapy research and development, including the actual time it takes to initiate and complete clinical studies and the timing and content of decisions made by regulatory authorities; the fact that interim results from our clinical programs may not be indicative of future results; the impact of COVID-19 or geo-political conflict such as the war in Ukraine on the Company’s business; and other risks and uncertainties included under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. The Company cautions readers that the foregoing list of factors is not exclusive and cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Contacts:

Corporate:

Glenn Schulman, PharmD, MPH

SVP, Investor Relations

glenn.schulman@prokidney.com

Investors:

Burns McClellan

Lee Roth

Lroth@burnsmc.com

Media:

Burns McClellan

Selina Husain / Robert Flamm, Ph.D.

shusain@burnsmc.com / rflamm@burnsmc.com